EXHIBIT 3.1

Certificate of Designations, Preferences and Rights
of
Series A Convertible Preferred Stock
of
E-Waste Systems, inc.

(Pursuant to Section 78.195 of the
Nevada General Corporation Law)

1.           Designation and Amount.

The designation of this series, which consists of one hundred thousand (100,000) shares of preferred stock, is Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”), having a stated value of One Hundred Dollars ($100.00) per share (the “Series A Stated Value”).

2.           Rank.

The Series A Preferred Stock shall rank (i) prior to the Corporation’s common stock, $0.001 par value (the “Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 7 hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 7 hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (“Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Section 7 hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.           Dividends.

Holders of Series A Preferred Stock shall be entitled to receive dividends, out of funds legally available therefor and to the extent permitted by law, as declared from time to time by the Board of Directors.

4.           Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including, but not limited to, liquidation following the sale or disposition of all or substantially all of the Corporation’s assets, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to the following:  for Series A Preferred Stock, an amount of $100.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), for each share of Series A Preferred Stock then held by holders of Series A Preferred Stock.  If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)          After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section 4(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

(c)         Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors, as follows:

(i)       if traded on a national securities exchange or the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the closing;

(ii)      if quoted for trading on an over-the-counter electronic quotation system, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the closing; and

(iii)     if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

5.           Voting Rights.

(a)           Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible pursuant to the provisions hereof and subject to the limitations on conversion contained herein and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).  Each holder of Common Stock, if any, shall be entitled to one vote for each share of Common Stock held.

6.           Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Subject to the limitation set forth in Section 6(j) below, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into the number of shares of Common Stock which is equal to $110.00 divided by the greater of (i) $0.001 or (ii) 90% of the volume weighted average closing price ("VWAP," as defined below) for the Corporation’s Common Stock during the ten (10) trading days immediately preceding the date the holder provides written notice to the Corporation’s principal place of business of such holder’s election to convert (the “Conversion Price”).  “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation, the fees and expenses of which shall be paid by the Corporation.

(b)         Any holder of Series A Preferred Stock may exercise its right to convert the Series A Preferred Stock by surrendering the certificate or certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c)        At the time of conversion of a Series A Share, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends declared by the Board, if any, accrued thereon to the date of conversion, or, at the Corporation’s option, issue that number of whole shares of Common Stock equal to the amount of such unpaid dividends divided by the Conversion Price.

(d)        Adjustments for Reorganizations, Reclassifications and Similar Transactions.  If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, merger, reclassification or otherwise (other than a merger or other transaction which is treated as a liquidation, dissolution or winding up of the Corporation pursuant to Section 4(c) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such transaction, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(e)        No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(f)         Notices of Record Date.  In the event that the Corporation shall propose at any time:  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:

(1)         at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(2)         in the case of the matters referred to in (iii) and (iv) above, at least twenty 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(g)        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(h)         Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(i)           Notices.  Any notice required by the provisions of this Section 7 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.

(j)         Conversion Cap and Certain Exercise Restrictions.

(i)      Notwithstanding any other provision to the contrary set forth in this Certification of Designations, at no time may a holder of this Series A Preferred Stock convert this Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however, that upon a holder of this Series A Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 6(j)(i) with regard to any or all shares of Common Stock issuable upon conversion of this Series A Preferred Stock, this Section 6(j)(i) will be of no force or effect with regard to all or a portion of the Series A Preferred Stock referenced in the Waiver Notice.

(ii)       Notwithstanding any other provision to the contrary set forth in this Certificate of Designations, at no time may a holder of this Series A Preferred Stock convert this Series A Preferred Stock to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however that upon a holder of this Series A Preferred Stock providing the Corporation  with a Waiver Notice that such holder would like to waive this Section 6(j)(ii) with regard to any or all shares of Common Stock issuable upon conversion of the Series A Preferred Stock, this Section 6(j)(ii) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

7.           Restrictions and Limitations.

(a)          So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority in interest of the then outstanding shares of the Series A Preferred Stock:

(iii)      purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Series A Preferred Stock otherwise than by conversion in accordance with Section 6 hereof;

(iv)     redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock or any other equity security that is junior or pari passu with the Series A Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or any other equity security from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

(v)      authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to conversion rights or liquidation preferences; provided, however, that this restriction shall not apply to the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or the issuance of stock, warrants or other securities or rights to persons or entities with which the Corporation has business relationships, including employees of the Corporation, further provided that such issuances are for other than primarily capital raising purposes;

(vi)     permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any stock of such subsidiary;

(vii)    increase or decrease (other than by conversion) the total number of authorized shares of the Series A Preferred Stock; or

(viii)   authorize, permit or otherwise effect any transaction that would result in any merger, consolidation or reorganization, or liquidation, winding up or dissolution, or conveyance, lease, sale, transfer, or disposition of, in one transaction or series of transactions, all or substantially all of the assets of the Corporation.

(b)       The Corporation shall not amend its Articles of Incorporation or Bylaws without the approval, by vote or written consent, by the holders of a majority in interest of the Series A Preferred Stock, if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A Preferred Stock.  Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation or Bylaws without the approval of the holders of a majority in interest of the Series A Preferred Stock if such amendment would:

(i)       reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation;

(ii)      cancel or modify the Conversion Rights provided for in Section 6 hereof;

(iii)      increase or decrease the authorized number of shares of any class of the capital stock of the Corporation; or

(iv)     authorize or create (by reclassification or otherwise) any Pari Passu Securities or Senior Securities.

8.           Redemption.

(a)          The Series A Preferred Stock are redeemable for cash, at the option of the Corporation, in whole or in part, anytime after the date of issuance, plus all accrued but unpaid dividends, on the following basis:

(i)           110% of the purchase price of each share of Series A Preferred Stock if redeemed anytime before the first twelve months of the date of issuance; and

(ii)           105% of the purchase price of each share of Series A Preferred Stock on or after the first twelve months of the date of issuance.

(b)          The Corporation shall mail the written notice (the “Redemption Notice”) to each holder of record of Series A Preferred Stock at least thirty (30) days prior to any date stipulated by the Corporation for the redemption of Series A Preferred Stock (the “Redemption Date”).  The Redemption Notice shall state (i) the Redemption Date of such Series A Preferred Stock; (ii) the number of Series A Preferred Stock to be redeemed from the holder to whom the Redemption Notice is addressed; (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series A Preferred Stock to be redeemed from such holder; and (iv) an indication as to the number of Series A Preferred Stock to be redeemed.

(c)           Upon receipt of the Redemption Notice, the holder to whom the Redemption Notice is addressed shall have the option, at its sole election, to specify what portion of its Series A Shares called for redemption in the Redemption Notice shall be redeemed as provided in this Section 8 or converted into Common Stock in the manner provided in Section 6 hereof.

(d)          On or before the Redemption Date in respect of any Series A Preferred Stock, each holder of such Series A Preferred Stock shall surrender the required certificate or certificates representing the Series A Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such Series A Shares shall be made payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  If a certificate is surrendered and all the Series A Preferred Stock evidenced thereby are either not being redeemed or are being converted into Common Stock, the Corporation shall cause the Series A Preferred Stock that are not being redeemed or shares of Common Stock that are being issued upon conversion, as applicable, to be registered in the names of the persons whose names appear as the owners on the respective surrendered certificate(s) and deliver a new certificate(s) to such person representing the number of Series A Preferred Stock not being surrendered for redemption or shares of Common Stock being issued upon conversion.

9.           Registration Rights.

The holders of Series A Preferred Stock shall have no registration rights with respect to the shares of Series A Preferred Stock.

10.           No Reissuance of Series A Preferred Stock.

No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

Dated this 14th day of October, 2011.

E-Waste Systems, Inc.,
A Nevada corporation

/s/            Martin Neilson
Name:      Martin Neilson
Title:        Chief Executive Officer